EXHIBIT 3.1.7
                                                                 F I L E D
                                                                NOV 16 1993
                                                                 11-16-93
                                                             DANIEL J. DALTON
                                                            Secretary of State
                                                                 0881235

                           CERTIFICATE OF AMENDMENT TO

                        THE CERTIFICATE OF INCORPORATION

                                       OF

                        DIAMOND ENTERTAINMENT CORPORATION

To:      THE SECRETARY OF STATE             FEDERAL EMPLOYER
         STATE OF NEW JERSEY                IDENTIFICATION NO. 22-2748019

     Pursuant  to  the   provisions  of  Section   14A:9-2(4)  of  the  Business
Corporation Act of the State of New Jersey, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

     1. The name of the corporation is Diamond Entertainment Corporation.

     2. The following amendment to the Certificate of Incorporation was approved by the Board of Directors on July 2, 1993, in accordance with Section 14A:7-15.1 of the New Jersey Business Corporation Act:

          (i) The corporation institute a division of its shares of common stock, no par value (the "Common Stock"), effective at the close of business on July 13, 1993, on the basis of one share of Common Stock for each 20 shares of Common Stock presently outstanding, all fractional share interests to be rounded to the nearest whole share;

          (ii) The Corporation shall be authorized to issue the following shares:

                  Class                  No. of Shares      Par Value
                  -----                  -------------      ---------
                  Common Stock             5,000,000          None
                  Preferred Stock          1,000,000          None

     3. Attached hereto is a copy of the Resolution of the Board of Directors as required by Section 14A:7-2 of the New Jersey Business Corporation Act which was duly adopted by the Board of Directors on July 2, 1993, which amends the Certificate of Incorporation so that the designation and the relative rights, preferences and limitations of such Preferred Stock are as stated in the attached resolution.

                                       1                            0100293639


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     4 . This amendment to the Certificate of  Incorporation  of the corporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the share division exceeding the percentage of authorized shares that were unissued before the share division.


       Dated: November 11, 1993
                       --

                                    DIAMOND ENTERTAINMENT CORPORATION


                                    By:  /s/ Thomas K. Cheng
                                         -------------------
                                         Thomas K. Cheng, President
















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          RESOLVED,  that  pursuant  to the  authority  vested  in the  Board of
     Directors  of  the   corporation  by  its   Certificate  of   Incorporation
     (hereinafter referred to as the "Certificate of Incorporation), the Board of Directors does hereby create, authorize and provide for the issuance of the corporation's Preferred stock, with no par value, to consist of 1,000,000 shares, all of such shares having the designation, voting powers, preferences and the qualifications, limitations and restrictions thereof that are set forth in this resolution as follows:

          1. DESIGNATION. The distinctive designation of such Preferred Stock is Preferred Stock ("Preferred Stock").

          2. VOTING RIGHTS. The holders of shares of Preferred Stock shall be entitled to one and ninety five one hundreds (1.95) votes for each such share held and shall be entitled to vote upon all matters upon which stockholders have the right to vote. The holders of shares of Preferred Stock shall vote together with the holders of other stock possessing voting rights and not separately as a class, on all matters.

          3. DIVIDEND AND LIQUIDATION RIGHTS. Holders of shares of Preferred Stock are not entitled to any dividend preference. In the event of any liquidation, holders of shares of Preferred Stock shall be entitled to a Preference of $.01 per share, and any other remaining proceeds of liquidation shall be distributed share and share alike to holders of shares of Preferred Stock and Common Stock.

          4. CONVERSION. The shares of Preferred Stock shall be convertible on the basis of one and ninety five one hundreds (1.95) shares of the Corporation's Common Stock, no par value, for every one (1) share of Preferred Stock.

          5. REDEMPTION. The Preferred Stock shall not be subject to redemption by the Corporation but any or all of the Preferred stock may be repurchased by the Corporation pursuant to an agreement with one (1) or more of the holders thereof:






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